Exhibit 10.4

SHARE PLEDGE AGREEMENT

dated 2 June 2017

between

Royal Gold, Inc., a corporation organized under the laws of the State of Delaware, USA, with registered address at The Corporation Trust Company, Corporation Trust Center, 1209 Orange St., Wilmington, DE 19801, USA

(the "Pledgor")

and

The Bank of Nova Scotia, a bank organized under the laws of the Canada, with registered address at 40 King Street West, 55th Floor, Toronto, Ontario, M5W 2X6, Canada

as administrative agent, acting in its own name and for its account, and in the name and for the account of the other Credit Parties (as defined in the Facility Agreement, as defined herein) or in its own name but for the benefit of each of the Credit Parties, respectively

(the "Administrative Agent",

and together with the Pledgor and the other Credit Parties, the"Parties")

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Table of Contents

1.	Definitions and interpretation	3
1.1	Definitions	3
1.2	Interpretation	5
2.	Pledge over Shares and Related Rights	5
2.1	Undertaking to grant a Pledge and Pledge	5
2.2	Future Shares	6
2.3	Subscription Rights	6
2.4	Dividends	7
2.5	Voting Rights	7
3.	Delivery of additional documents	7
4.	Representations and warranties	8
5.	Undertakings of the Pledgor	9
6.	Realization of the Security Assets	10
6.1	Remedies	10
6.2	Accounting for proceeds	11
6.3	Allocation / application of proceeds	11
7.	Release of Security Assets	11
8.	Reinstatement	12
9.	Role and liability of the Administrative Agent	12
9.1	Appointment	12
9.2	Replacement of the Administrative Agent	12
9.3	Liability of the Administrative Agent	13
10.	Assignments and transfers	13
11.	General provisions.	13
11.1	Taxes, costs and expenses	13
11.2	Notices	14
11.3	Currency conversion	14
11.4	Entire agreement.	14
11.5	Cumulative rights	14
11.6	Amendments and waivers	14
11.7	Severability	14
11.8	Counterparts	15
12.	Governing law and jurisdiction	15
12.1	Governing law	15
12.2	Jurisdiction	15
12.3	Special domicile	15

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Recitals

1)	Pursuant to a revolving facility credit agreement dated on or around the date of this Agreement (the "Facility Agreement") entered into between, among others, the Pledgor as borrower (in such capacity, the "Borrower"), the Lenders (as defined therein), The Bank of Nova Scotia, HSBC Bank USA, National Association, Canadian Imperial Bank of Commerce as co-lead arrangers and joint bookrunners and the Administrative Agent, the Lenders have agreed to make available to the Borrower a credit facility in the aggregate amount of USD 1,000,000,000.

2)	The Pledgor owns all shares in the Company (as defined below).

3)	In order to satisfy certain conditions of the Facility Agreement and in order to provide security for the Credit Parties in relation to the Borrower's obligations under the Facility Agreement, the Pledgor has agreed to pledge 65% of the shares in the Company (as defined below) to the Credit Parties as security for the Secured Obligations (as defined below).

4)	The Administrative Agent has been duly appointed under section 14.1 of the Facility Agreement to act as Administrative Agent and to execute and deliver, and to perform the rights and obligations under, this Agreement (i) in relation to the Pledge (as defined below), in the name and for the account of the other Credit Parties as their direct representative (Direkter Stellvertreter) and (ii) in relation to any assignment of the Subscription Rights (as defined below), in its own name but for the benefit of each of the other Credit Parties as their agent (Indirekter Stellvertreter).

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1	Definitions

Unless defined otherwise as follows, capitalized terms used in this Agreement shall have the meanings assigned to them in the Facility Agreement:

"Agreement" means this share pledge agreement.

"Borrower" has the meaning given to it in Recital 1).

"CC" means the Swiss Civil Code dated December 10, 1907, as amended from time to time.

"CO" means the Swiss Code of Obligations dated March 30, 1911, as amended from time to time.

"Company" means RGLD Gold AG, a company incorporated under the laws of Switzerland, with registered address at Baarerstrasse 71, 6300 Zug, Switzerland (CHE- 116.020.977) and having a share capital of CHF 1,000,000 divided into 1,000 registered shares of a par value of CHF 1,000 each.

"Credit Parties" means the Credit Parties (as defined in the Facility Agreement) and each Person who was a Lender or an Affiliate of a Lender in connection with a Hedging Agreement.

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"DEBA" means the Swiss Federal Act on Debt Enforcement and Bankruptcy of April 11, 1889, as amended from time to time.

"Dividends" mean all kinds of dividends related to the Shares whether in cash or in kind, e.g., in the form of additional Shares or Participation Rights.

"Effective Date" means the Closing Date.

"Encumbrance" means any charge, claim, condition, equitable interest, encumbrance, option, lien, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, exercise of any other attribute of ownership or any other third party right or entitlement, other than Permitted Liens.

"Facility Agreement" has the meaning given to it in Recital 1).

"FISA" means the Swiss Federal Act on Intermediated Securities (Bucheffektengesetz) of October 3, 2008, as amended from time to time.

"Participation Rights" means "Partizipationsscheine" and "Genussscheine" in the Company, if any, within the meaning of article 656a et seq. CO, and article 657 CO, respectively.

"Pledge" has the meaning given to it in Section 2.1 (Undertaking to grant a Pledge and Pledge), being a pledge pursuant to articles 889 et seq. CC.

"Related Rights" means all moneys payable and any and all other accessory or other rights, benefits and proceeds in respect of, or derived from, the Shares, whether present or future and whether by way of capital reduction, redemption, substitution, exchange, bonus or preference, conversion or otherwise, including Subscription Rights, Dividends, option rights, liquidation proceeds upon liquidation of the Company (if and to the extent the granting of a security interest over such related rights is permitted under statutory law).

"Secured Obligations" means any and all present or future obligations and liabilities of the Borrower owed to the Credit Parties under or in connection with the Credit Documents, including all interest and commissions due or to become due thereon, as well as all costs, fees and expenses, including court or reasonable out-of-court cost and reasonable attorney's expenses arising in connection therewith or with the protection, preservation, or realization of the Security Assets granted hereunder.

"Security Assets" means all current and future assets being subject of the Security Interest, including the Shares and the Related Rights.

"Security Interest" means, jointly, the Pledge and, if applicable, the assignment of Subscription Rights set out in Section 2.3 (Subscription Rights) collectively.

"Shares" means:

(a)	650 registered shares (Aktien) in the Company pursuant to article 622 CO owned by the Pledgor and representing 65% of the share capital of the Company, as set out in the Schedule (Shares);

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(b)	all shares or other rights or interests whatsoever which may substitute the Shares defined in paragraph (a) by operation of law or otherwise after the date hereof; and

(c)	any further shares, Participation Rights or other rights that will be issued to the Pledgor by the Company after the date hereof, but limited so that at no time more than 65% of the total voting power of all outstanding Voting Stock of the Company will be subject to the Pledge.

"Subscription Rights" means any pre-emptive rights (Bezugsrecht) and any advance subscription right (Vorwegzeichnungsrecht) of a holder of Shares in relation to such Shares.

"Voting Rights" shall mean the voting rights and any other non-monetary shareholder rights in relation to the Shares.

1.2	Interpretation

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	an "amendment" includes a supplement, novation, restatement or re- enactment and "amended" will be construed accordingly;

(ii)	the term "including" is by way of example and shall not limit the meaning of the words to which the example relates, to that example or examples of a similar kind; and

(iii)	an agreement is a reference to that agreement as amended. (b) Section and Schedule headings are for ease of reference only.

(b)	Section and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a capitalized term used in any notice given under or in connection with this Agreement has the same meaning as defined in this Agreement.

2.	Pledge over Shares and Related Rights

2.1	Undertaking to grant a Pledge and Pledge

(a)	The Pledgor hereby agrees to grant to the Administrative Agent and each Credit Party (for these purposes being represented by the Administrative Agent) a first ranking pledge in the Shares and the Related Rights (the "Pledge"), as a continuing security for the Secured Obligations, free and clear of any Encumbrance of any nature, effective as from the Effective Date, until such time as they have been released and delivered back in accordance with Section 7 (Release of Security Assets).

(b)	To perfect the Pledge pursuant to paragraph (a) of this Section 2.1 (Undertaking to grant a Pledge and Pledge), the Pledgor (i) hereby pledges to the Administrative Agent and each Credit Party (for these purposes being represented by the Administrative Agent) the Shares and the Related Rights, as a continuing security for the Secured Obligations, free and clear of any Encumbrance of any nature, effective as from the Effective Date and (ii) shall, on the Effective Date deliver to the Administrative Agent originals of all share certificates issued representing the existing Shares (if in registered form, duly endorsed in blank (Blankoindossament) and, if applicable, with complete preceding endorsements (vollständige Indossamentenkette)).

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2.2	Future Shares

(a)	The Pledgor shall and/or shall procure that the Company will, promptly upon the accrual, offer or issue of any future Shares to the Pledgor, deliver to the Administrative Agent the original(s) of the certificate(s) representing all future Shares (if in registered form, duly endorsed in blank (Blankoindossament)).

(b)	If future Shares are in registered form, the Pledgor shall procure that the Company establishes or, if applicable, amends its share register (Aktienbuch) to evidence that the Pledgor is registered as shareholder with respect to the future Shares and that the future Shares are subject to the Pledge.

(c)	If future Shares are in bearer form, the Pledgor shall procure that the Company amends its register relating to the owners of bearer shares (Verzeichnis der Inhaberaktionäre) evidencing that the Pledgor has complied with its notification obligations under articles 697i CO.

(d)	The Pledgor shall procure that the Company amends its register relating to the beneficial ownership (Verzeichnis der wirtschaftlich Berechtigten) evidencing that the Pledgor has complied with its notification obligations under articles 697j CO.

2.3	Subscription Rights

(a)	As long as no Event of Default has occurred which is continuing, the Pledgor shall be entitled to exercise any Subscription Rights to which the Pledgor may be entitled (and which the Pledgor, for the avoidance of doubt, has not waived), provided that all Shares acquired by the Pledgor upon exercise of Subscription Rights are subject to the Pledge.

(b)	The Pledgor shall notify the Administrative Agent promptly of any grant of Subscription Rights and it undertakes to notify the Administrative Agent of any intention not to exercise Subscription Rights granted, if any, not less than 10 days' prior to expiration of the right to exercise such Subscription Rights. In case the Pledgor does not intend to exercise any Subscription Rights, the Pledgor shall, at the request of the Administrative Agent, assign such Subscription Rights to the Administrative Agent. The Administrative Agent shall be entitled, but not obliged, to exercise such Subscription Rights and hold as Security Assets all Shares issued upon such exercise.

(c)	Upon the occurrence of an Event of Default which is continuing, all rights of the Pledgor under paragraph (a) of this Section 2.3 (Subscription Rights) shall cease, and the Pledgor hereby agrees to assign and assigns any Subscription Rights existing at such time free of charge to the Administrative Agent (and for this purpose only, the Subscription Rights are released from the Pledge). The Administrative Agent, for itself and on behalf of the Credit Parties, shall be entitled, but not obliged, to (i) exercise the Subscription Rights and hold as Security Assets all Shares issued upon such exercise or (ii) realize the Subscription Rights pursuant to Section 6.1 (Remedies).

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2.4	Dividends

(a)	As long as no Event of Default has occurred which is continuing, the Pledgor shall be entitled to receive and retain all moneys payable on account of Dividends, subject always to the terms of the Facility Agreement.

(b)	Upon the occurrence of an Event of Default which is continuing, all rights of the Pledgor with respect to Dividends shall cease, and the Administrative Agent, for itself and on behalf of the Credit Parties, shall be entitled to receive as Security Asset all moneys payable on account of Dividends, including Dividends that were approved and became due but have not been paid out prior to the occurrence of the Event of Default.

2.5	Voting Rights

(a)	As long as no Event of Default has occurred which is continuing, the Pledgor shall be entitled to exercise all Voting Rights, provided that it shall not exercise any such Voting Rights in a manner which would prejudice the interests of the Credit Parties under this Agreement, in any manner which is inconsistent with the terms or purposes of this Agreement, or which could reasonably be expected to have a Material Adverse Effect (as defined in the Facility Agreement).

(b)	Upon the occurrence of an Event of Default which is continuing, the Administrative Agent shall have the right to exercise the Voting Rights on behalf of the Pledgor without notice to the Pledgor. For this purpose, the Pledgor hereby grants the Administrative Agent a power of attorney to exercise the Voting Rights at any shareholders' meeting of the Company held following the occurrence and during the continuance of an Event of Default. Furthermore, the Pledor shall (i) timely execute any and all powers of attorney in favor of the Administrative Agent as may be requested from time to time by the Administrative Agent to be issued separately from the power of attorney granted herein and (ii) do all acts and things and permit all acts and things to be done which are necessary for the Administrative Agent to exercise the Voting Rights following the occurrence and during the continuance of an Event of Default.

3.	Delivery of additional documents

(a)	The Pledgor shall deliver to the Administrative Agent the following documents on the Effective Date (unless already provided under the Facility Agreement):

(i)	the original of an up-to-date certified excerpt from the commercial register (Handelsregister) relating to the Company;

(ii)	the original of a certified copy of the current articles of association (Statuten) of the Company, containing no restriction on the transfer of Shares; and

(iii)	a copy of the share register of the Company evidencing the ownership of the Shares by the Pledgor and reflecting the existence of the Pledge for the benefit of the Administrative Agent and the Credit Parties, duly signed on behalf of the board of directors of the Company.

(b)	The originals of the share certificates issued representing the existing Shares shall be delivered to the Administrative Agent in accordance with Section 2.1(b). The Administrative Agent shall confirm its receipt of the originals of the share certificates in writing.

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4.	Representations and warranties

In addition to and without prejudice to any representations and warranties given by the Pledgor under the Facility Agreement, the Pledgor represents and warrants to the Administrative Agent on the Effective Date and during the term of this Agreement that:

(a)	the Company is validly incorporated and existing under the laws of Switzerland, is duly qualified to do business in each jurisdiction where failure to do so would reasonably be expected to have a Material Adverse Effect, has full power and authority and holds all requisite governmental licenses, permits and other approvals to own and hold under lease its property and to conduct its business substantially as currently conducted by it;

(b)	the Shares are validly issued by the Company and are fully paid up and non- assessable (i.e., there are no further payment obligations by holders of Shares towards the Company) and they represent 65% of the share capital of the Company (subject to any amendment of the share capital made after the Effective Date and made in compliance with this Agreement and the Facility Agreement) owned by the Pledgor;

(c)	other than the share certificates delivered by it to the Administrative Agent, no other share certificates have been issued for the Shares (subject to any share certificates that have been cancelled on or prior to the Effective Date and/or issued after the Effective Date in compliance with this Agreement and the Facility Agreement);

(d)	the Pledgor is the legal and beneficial owner of the Shares, free and clear of any Encumbrance of any nature (except for the Pledge to be perfected by such delivery), and the Pledgor has full power and authority to grant the Security Interest to the Administrative Agent;

(e)	it is the sole legal and beneficial owner of the Security Assets, free and clear of any Encumbrance of any nature (except for the Security Interest), as of the date hereof has not assigned, transferred or otherwise disposed of any of its rights, title and interest in the Security Assets and has the unlimited right of disposal over the Security Assets, and the Security Assets are assignable and no pre-emption rights and, in case of registered Shares, subject to the definite registration of the amendment of the articles of association as registered in the daily register of the commercial register of the Canton of Zug on May 31, 2017, no transfer restrictions (Vinkulierung) exist with regard to the Shares;

(f)	the granting of a power of attorney for the exercise of voting rights pertaining to the Shares to the Administrative Agent as set out in paragraph (b) of Section 2.5 (Voting Rights) is permissible and does, in particular, not contravene the articles of association of the Company;

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(g)	the notification obligations under article 697j CO are not applicable to it as a result of not having effected any transactions triggering such notification requirements since article 697j CO has entered into force;

(h)	the documents referred to in Section 3 (Delivery of additional documents) are accurate, complete and up-to-date;

(i)	the Shares do not constitute intermediated securities pursuant to the FISA; and

(j)	the obligations of the Pledgor under this Agreement are legal, valid, binding obligations and enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally, and subject to the physical delivery of the originals of the share certificates representing the Shares to the Administrative Agent, duly endorsed in blank (Blankoindossament), this Agreement constitutes an effective, enforceable and validly perfected first ranking Security Interest over the Security Assets.

5.	Undertakings of the Pledgor

The Pledgor covenants and agrees, at all times from the Effective Date and during the term of this Agreement:

(a)	to procure that no resolution of the Pledgor or the Company is passed and not to take any action that would (i) limit the granting of a power of attorney for the exercise of the Voting Rights to other shareholders of the Company or (ii) make the Shares subject to any requirement of the approval of the board of directors of the Company to the transfer of Shares (Vinkulierung);

(b)	not to deposit or register the Shares with SIX SIS AG or any other depository to the effect that they become intermediated securities (Bucheffekten) pursuant to the FISA;

(c)	to provide the Administrative Agent with all documents, notices, requests or other written information relating to the Security Assets, which could (or provide information about the occurrence of circumstances that could) (i) adversely affect the validity or enforceability of the Security Interest created (or to be created) under this Agreement or (ii) reasonably be expected to result in a Material Adverse Effect;

(d)	from time to time at its own expense, to promptly execute and deliver all further documents, and take all further action, and provide the Administrative Agent with all information, requests or other communication relating to the Security Assets that the Administrative Agent reasonably determines are necessary for the purpose of the creation, perfection, protection, maintenance or realization of the Security Interest or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Security Asset; and

(e)	upon the Administrative Agent being entitled to act pursuant to Section 6.1 (Remedies), to do all acts and things in its control, and procure that all acts and things be done, which are necessary to properly effect the realization of the Security Assets, in particular, to properly effect any transfer of the Shares to a new owner, free of any Encumbrance of any nature on any of the Security Assets so transferred, and to procure the board of directors of the Company to approve the registration in the share register of the Company of any future acquirer of any of the Shares as shareholder with voting rights with respect to the relevant Shares.

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6.	Realization of the Security Assets

6.1	Remedies

(a)	In accordance with the requirements of the Facility Agreement, upon the occurrence of an Event of Default which is continuing, the Administrative Agent shall be entitled, but not obliged, without any further prior notice or communication to the Pledgor (except where such notice or communication is mandatory under applicable law), to enforce the Security Interest by:

(i)	initiating enforcement proceedings with respect to the Security Assets, i.e. a formal enforcement in the Security Assets (Betreibung auf Pfandverwertung) pursuant to any applicable official Swiss enforcement procedure, including the DEBA; or

(ii)	realizing the Security Assets in full or in part through private sale (private Verwertung), a voluntary public auction pursuant to article 229 CO (freiwillige Versteigerung) and/or acquisition of full ownership and/or entitlement of the Security Assets for the Administrative Agent's account (Selbsteintritt; for cash consideration equal to the fair market value of the Security Assets, such fair market value to be equal to the value computed by an independent expert using a valuation methodology generally recognized as standard market practice for the valuation of shares), in each case and to the extent permitted by law without having to initiate proceedings under, and without regard to the formalities provided in, the DEBA, and applying the proceeds thereof to the discharge of the Secured Obligations. For this purpose, the Administrative Agent shall be entitled to execute such third-party notifications as it deems necessary for the realization of the Security Assets and, in particular, to notify or request the Pledgor to notify (who hereby undertakes to do so), the Company and to give the Company appropriate instructions, in particular, to register any acquirer of the Shares who acquires the Shares in the course of enforcement in the share register as shareholder with voting rights.

(b)	Notwithstanding the foregoing and notwithstanding the provisions of article 41 DEBA, the Administrative Agent shall be entitled to institute or pursue the enforcement of the Secured Obligations pursuant to regular debt enforcement proceedings against the Pledgor without having first to institute proceedings for the enforcement of the Security Interest (Ausschluss des beneficium excussionis realis).

(c)	The Parties agree in advance that a sale according to article 130 DEBA (Freihandverkauf) shall be admissible.

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(d)	The Administrative Agent shall, upon the occurrence of an Event of Default which is continuing, have full discretion as to manner, time and place of enforcement of the Security Interest, except that it shall enforce the Security Interest in such manner as the Majority Lenders shall instruct.

(e)	The Administrative Agent may act as Administrative Agent, contracting in its own name and on its own account and in the name and for the account of the other Credit Parties (as their direct representative) as well as in its own name for the account of the other Credit Parties (as their indirect representative) or of third parties in private or official enforcement proceedings.

(f)	References to provisions of DEBA shall be construed to be references to applicable equivalent provisions in the bankruptcy and/or insolvency laws applicable to the Pledgor.

6.2	Accounting for proceeds

After the sale or other disposal of the Security Assets outside of official enforcement proceedings, the Administrative Agent shall account for the sale and, provided that all Secured Obligations have been discharged in full and no further Secured Obligations are capable of arising, any surplus of the sale or disposal shall be transferred to the Pledgor.

6.3	Allocation / application of proceeds

Any and all proceeds received by the Administrative Agent in connection with the Security Assets shall, be applied to the discharge of the Secured Obligations which are due and payable in the respective amount and in accordance with the provisions of the Facility Agreement. If any of the Secured Obligations are not due at the time when enforcement proceeds are received, the Administrative Agent is entitled to retain such proceeds until all Secured Obligations are fully discharged.

7.	Release of Security Assets

(a)	The Security Assets or, in case of realization of the Security Interest, the remainder thereof, shall be released and returned to the Pledgor if and when all Secured Obligations have been discharged in full and no further Secured Obligations are capable of arising. The relevant Security Assets or, in case of an enforcement of the Security Interest, the remainder thereof, shall be released, and the Administrative Agent agrees to deliver, for itself and on behalf of the Credit Parties, the original(s) of share certificate(s) then held by it back to the Pledgor. The Administrative Agent agrees to reassign all Subscription Rights assigned to it (if any) with effect at such time when it delivers the share certificates evidencing the Shares back to the Pledgor.

(b)	The Administrative Agent shall not make and shall not be deemed to have made any representation or warranty, whether express or implied, with respect to any Security Assets so released, except that any such Security Assets shall be released to the Pledgor free and clear of Encumbrances, if any, granted by the Administrative Agent.

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8.	Reinstatement

(a)	If any payment received by the Administrative Agent and a Credit Party in respect of Secured Obligations, whereupon Security Assets (or any part thereof) were released, is avoided or reduced as a result of insolvency or otherwise:

(i)	this Agreement, the liability of the Pledgor and the Security Interest expressed to be created under this Agreement shall be re-instated and continue as if the payment, release, avoidance or reduction had not occurred; and

(ii)	the Pledgor shall return and deliver (as the case may be) to the Administrative Agent, on behalf of the Credit Parties, any Security Assets, including, for the avoidance of doubt, any proceeds from the disposal of and any other substitutes for the Security Assets, as if the repayment, release, avoidance or reduction had not occurred.

(b)	In addition, the Security Interest shall not be affected in any way by any intermediate discharge of any but not all of the Secured Obligations and/or by an amendment, transfer (including by way of novation, if applicable), extension, compromise or release of any or all of the Secured Obligations or of any other security interest from time to time. To the extent mandatory law applicable to this Agreement works to the effect that the Security Interest would not be a continuing security by operation of any such act, the Pledgor agrees that the Security Interest created hereunder is, to the extent required, reinstated.

9.	Role and liability of the Administrative Agent

9.1	Appointment

In connection with the Security Interest, the Administrative Agent is appointed to act (i) with respect to the Pledge, for itself and as a direct representative (direkter Stellvertreter), acting in the name and on behalf of the Credit Parties and (ii) with respect to the assignment of Subscription Rights set out in paragraphs (b) and (c) of Section 2.3 (Subscription Rights), for itself and as an indirect representative (indirekter Stellvertreter), acting in its own name but for the account of the Credit Parties. In particular, each Credit Party has authorized the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by such Credit Party by the terms hereof, together with such powers as are reasonably incidental thereto all in accordance with section 14.1 of the Facility Agreement. The Pledgor acknowledges such rights and powers.

9.2	Replacement of the Administrative Agent

The provisions of section 14.12 of the Facility Agreement shall apply to the replacement of the Administrative Agent. If a successor to the Administrative Agent is appointed, all rights and obligations of the retiring Administrative Agent shall be deemed to be transferred by way of transfer of the entire contractual relationship of this Agreement (Vertragsübernahme) to the successor Administrative Agent and the retiring Administrative Agent shall be discharged from any further obligations under this Agreement and its successor and each of the Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party to this Agreement. For the avoidance of doubt, if such replacement Administrative Agent is appointed pursuant to the terms of 14.12 of the Facility Agreement, the Pledgor herewith agrees to accept such replacement and to accept the successor as new Administrative Agent under this Agreement.

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9.3	Liability of the Administrative Agent

The Administrative Agent shall have no duty or liability to collect any sum due, or to protect or preserve any rights, in respect of the Shares other than exercising reasonable care to ensure the safe custody of the original certificates representing Shares delivered to it under this Agreement, and it shall be released from any liability whatsoever upon returning these certificates to the Pledgor.

10.	Assignments and transfers

(a)	The Pledgor shall not be entitled to assign or transfer rights, benefits and obligations under this Agreement.

(b)	Each Assenting Lender or Purchasing Lender which has become a party to the Facility Agreement in accordance with section 8.3 or section 15.5(c), respectively, of the Facility Agreement shall, by way of a transfer of a contractual position (Vertragsübernahme), automatically become a party (Vertragspartei) to this Agreement, and thereby assume all rights and obligations of a Credit Party as if it would have been an original Party hereto, to the extent that a Lender has transferred all or parts of its rights and obligations under the Facility Agreement to that proposed additional Lender. With such accession hereto, each Assenting Lender and Purchasing Lender automatically accepts its representation by the Administrative Agent pursuant to Section 9.1 (Appointment). In case of a complete transfer of all of a transferring Lender's rights, benefits and obligations to a Assenting Lender or Purchasing Lender in accordance with sections 8.3 and 15.5(c) of the Facility Agreement, that transferring Lender shall cease to be a party to this Agreement. For the avoidance of doubt, the Pledgor herewith agrees to accept, and undertakes to timely do all acts and things and permit all acts and things to be done which are necessary to give effect to, such a transfer of a contractual position (Vertragsübernahme).

11.	General provisions

11.1	Taxes, costs and expenses

All taxes, reasonable costs and expenses (including legal, audit, valuation) arising out of or in connection with the perfection, maintenance, protection, enforcement and release of the Security Interest respectively the Security Assets under this Agreement or the exercise of any of the Administrative Agent's or the Credit Party's rights granted under this Agreement shall be borne by the Pledgor.

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11.2	Notices

All notices or other communications to be given under or in connection with this Agreement shall be made in accordance with section 15.1 of the Facility Agreement.

11.3	Currency conversion

For the purpose of or pending the discharge of any of the Secured Obligation, the Administrative Agent or any other Credit Party may convert any money received, recovered or realized or subject to application by it under this Agreement from one currency to another, as the Administrative Agent or the relevant Credit Party considers reasonably appropriate. Any such conversion shall be effected at the Administrative Agent's or such Credit Party spot rate of exchange for the time being for obtaining such other currency with the first currency.

11.4	Entire agreement

This Agreement, including the Schedule and any other documents referred to herein, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto.

11.5	Cumulative rights

The Security Interest constituted by this Agreement and the right relating thereto shall be cumulative, in addition to, and independent of, every other security which the Administrative Agent or any other Credit Party may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

11.6	Amendments and waivers

(a)	This Agreement may only be modified or amended by a document signed by the Pledgor and the Administrative Agent (acting also on behalf of the other Credit Parties). Any provision contained in this Agreement may only be waived by a document signed by the party waiving such provision.

(b)	No failure or delay on the part of the Administrative Agent or any other Credit Party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

11.7	Severability

Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties hereto shall negotiate in good faith a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

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11.8	Counterparts

This Agreement (or any amendment thereof) may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement (or the relevant amendment thereof). Delivery of an executed counterpart of a signature page to this Agreement (or any amendment thereof) by facsimile or other electronic transmission shall be effective as delivery of manually executed counterpart of this Agreement (or the relevant amendment thereof).

12.	Governing law and jurisdiction

12.1	Governing law

This Agreement shall in all respects, including all the rights in rem aspects, be governed by and construed in accordance with the substantive laws of Switzerland (i.e. with the exception of the collision rules of Swiss international private law).

12.2	Jurisdiction

(a)	All disputes arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved by the competent courts of Zurich (city district 1), Switzerland.

(b)	The Administrative Agent and the other Credit Parties shall have in addition the right to institute legal proceedings against the Pledgor before any other competent court, in which case Swiss law shall nevertheless be applicable as provided in Section 12.1 (Governing law).

12.3	Special domicile

The Pledgor elects Zurich (city district 1) as its special domicile pursuant to article 50 paragraph 2 DEBA.

signature page follow

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Royal Gold, Inc.

/s/ Stefan Wenger

Name: Stefan Wenger

Signature Page to Swiss Pledge Agreement

The Bank of Nova Scotia

/s/ Clement Yu
Name:	Clement Yu
Director

Signature Page to Swiss Pledge Agreement

Execution version

Schedule: Shares

Type	Certificate number	Share number(s)	Total nominal value (in CHF)
Registered	2	351 – 1,000	650,000
Total			650,000

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